Exhibit 21.1
LIST OF SUBSIDIARIES
Subsidiary Name	State of Incorporation
Cumberland Woodlands, LLC	Kentucky
Stanford Wilderness Road, LLC	Kentucky
UTAG, Inc.	Illinois
Universal Guaranty Life Insurance Company	Ohio
HPG Acquisitions, LLC	Texas
RLF Lexington Properties, LLC	Colorado
Imperial Plan, Inc.	Texas
Sand Lake, LLC	Florida
Collier Beach, LLC	South Carolina
Northwest Florida of Okaloosa Holding, LLC	Florida
UG Acquisitions, LLC	Delaware
UTG Avalon, LLC	Florida
Wingate of St Johns Holding, LLC	Florida
Red River Gorge Properties, LLC	Kentucky
VMA Mobile, LLC	Delaware
Dearborn County, Indiana, LLC	Indiana